Exhibit 99.1

Contact

Keith E. Pratt

EVP & Chief Financial Officer

925-606-9200

PRESS RELEASE

FOR RELEASE May 11, 2026

McGrath Announces Completion of $725 Million Financing

Livermore, Calif – May 11, 2026 – McGrath RentCorp (“McGrath” or the “Company”) (Nasdaq: MGRC), a leading business-to-business rental company in North America, today announced that it has completed a $725 million credit facility with a syndicate of banks. The five-year facility matures on May 8, 2031, and replaces the Company’s existing $650 million line of credit. Bank of America, N.A. served as Joint Lead Arranger, Sole Bookrunner and Administrative Agent. U.S. Bank N.A. and Wells Fargo Bank, N.A. served as Joint Lead Arrangers and Co-Syndication Agents.

The proceeds of the facility will be used for working capital, capital expenditures and other general corporate purposes. Additional information regarding the new credit facility is available in the Company’s current report on Form 8-K, filed with the SEC on May 11, 2026.

ABOUT MCGRATH:

McGrath RentCorp (Nasdaq: MGRC) is a leading business-to-business rental company in North America with a strong record of profitable business growth. Founded in 1979, McGrath’s operations are centered on modular solutions through its Mobile Modular and Mobile Modular Portable Storage businesses. In addition, its TRS-RenTelco business offers electronic test equipment rental solutions. The Company’s rental product offerings and services are part of the circular supply economy, helping customers work more efficiently, and sustainably manage their environmental footprint. With over 45 years of experience, McGrath’s success is driven by a focus on exceptional customer experiences. This focus has underpinned the Company’s long-term financial success and supported 35 consecutive years of annual dividend increases to shareholders, a rare distinction among publicly listed companies.

McGrath is headquartered in Livermore, California. Additional information about McGrath and its businesses is available at mgrc.com and investors.mgrc.com.